CONSENT OF INDEPENDENT ACCOUNTANTS


                           We hereby consent to the incorporation by reference
in the accompanying
Form S-8, of our report dated January 11, 1997, relating to the October 31, 1996 financial statements of Gaensel Gold Mines, Inc., included in the Annual Report of Gaensel Gold Mines, Inc. on Form 10-K for the year ended October 31, 1996.





CORDOVANO AND COMPANY, P.C.


Denver, Colorado
January 21, 1998